Exhibit T3A.46.2
CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
C.I.T. SERVICES, INC.
UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW
     WE, THE UNDERSIGNED, J.J. Egan, Jr. and Norman H. Rosen, Esquire respectively the President and Secretary of C.I.T. SERVICES, INC., hereby certify:
     1. The name of the corporation is C.I.T. SERVICES, INC. and the name under which said corporation was formed is UNIVERSAL C.I.T. LOAN COMPANY OF NEW YORK, INC.
     2. The certificate of incorporation of said corporation was filed by the Department of State on the 5th day of January, 1967
     3. (a) The certificate of incorporation is amended to change the title of the corporation.
(b)	To effect the foregoing,
(1)	Article FIRST is amended to read as follows: “FIRST: The name of the corporation is THE CIT GROUP/CONSUMER FINANCE, INC.”
(2)	The foregoing amendment was authorized by a special meeting of the Board of Directors dated September 15, 1992, and followed by the unanimous written consent of all of the shareholders.
     IN WITNESS WHEREOF, we have signed this certificate on the 29th day of September, 1992 and we affirm the statements contained therein as true under penalties of perjury.

/s/ J.J. Egan, Jr.
J.J. Egan, Jr., President

/s/ Norman H. Rosen
Norman H. Rosen, Secretary